EXHIBIT 99.1

Contact:	Mary Ann Jackson Investor Relations 952-830-0674 mjackson@apog.com

For Immediate Release

Tuesday, January 25, 2005

APOGEE ENTERPRISES ANNOUNCES NEW DIRECTORS

MINNEAPOLIS, MN (January 25, 2005) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced election of three new directors – two retired partners from public accounting firms and a retired chairman and chief executive officer (CEO) of a public company.

“Our new directors bring additional financial and management strength to our board, which will be an asset as we continue to implement strategies to grow our architectural and picture framing glass businesses,” said Russell Huffer, Apogee chairman and CEO. “They are joining our board mid-year to ensure a more orderly transition as two long-term directors leave the board.” He said that Barbara B. Grogan and J. Patrick Horner have indicated that they will not be standing for reelection at the 2005 annual meeting planned for June. With the addition of these three directors, the Apogee board currently has 12 members.

J. Terry Manning, 56, is the retired vice chairman and audit partner of BDO Seidman, LLP, the U.S. member firm of the BDO International network, the largest of the “second tier” accounting firms worldwide. It provides assurance, tax, financial advisory and consulting services to private and publicly traded businesses in the United States. He will serve on the Apogee board of directors audit and finance committees and is a Class II director who will stand for reelection at the 2006 annual meeting. He joined BDO Seidman in 1973 and in 1978 was elected partner; he spent more than 15 years in audit before moving into a management role with the firm. He retired from BDO Seidman in 1999.

Robert J. Marzec, 60, is a retired audit partner of PricewaterhouseCoopers, one of the world’s largest accounting firms, providing public and private clients industry-focused assurance, tax and advisory services. He will serve on the Apogee board of directors audit committee and is a Class I director who will stand for reelection at the 2005 annual meeting. Marzec spent his entire career in public accounting at PwC, joining the firm in 1966, becoming a partner in 1979 and managing the Minneapolis office of PricewaterhouseCoopers from 1991 to 1998. He retired from PwC in 2002.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

David E. Weiss, 60, is the retired chairman, president and chief executive officer of Storage Technology Corporation (StorageTek), a $2 billion global public company that designs, manufactures and distributes a range of data storage solutions for the management, retrieval and protection of business critical information. He will serve on the Apogee board of directors compensation committee and is a Class I director who will stand for reelection at the 2005 annual meeting. In 1996, he became CEO of StorageTek, retiring in 2000. He had held executive positions since joining StorageTek in 1991, following a 23-year career at IBM where he held numerous executive level positions.

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments: architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings; large-scale optical technologies segment consists of a developer and producer of high technology glass and acrylic that enhances the visual performance of products for the picture framing, display and imaging industries; and automotive replacement glass and services segment consists of a fabricator of aftermarket foreign and domestic car windshields.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com